                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
Only
    (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240. 14a-11(c) or sec. 240. 14a-12

                              Integon Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              INTEGON CORPORATION
                             500 WEST FIFTH STREET
                      WINSTON-SALEM, NORTH CAROLINA 27152

         --------------------------------------------------------------
                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
         --------------------------------------------------------------

To the Stockholders of Integon Corporation:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Integon Corporation will be held at the Integon Towers located at 500 West Fifth Street in Winston-Salem, North Carolina, on Thursday, the 15th day of May, 1997, at 9:00 a.m. (Eastern Daylight Time), for the following purposes:

          (1) To elect three directors to serve for a term of three years expiring at the annual meeting to be held in 2000;

          (2) To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Corporation for calendar year 1997; and

          (3) To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock of record at the close of business on March 17, 1997 will be entitled to notice of, and to vote at, the meeting.

                                            By order of the Board of Directors,

                                            John B. Yorke

                                            John B. Yorke
                                            Secretary

Winston-Salem, North Carolina
March 28, 1997

     A PROXY FOR THE MEETING AND A PROXY STATEMENT ARE ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND TO MAIL IT PROMPTLY. STOCKHOLDERS WHO EXECUTE PROXIES RETAIN THE RIGHT TO REVOKE THEM AT ANY TIME BEFORE THEY ARE VOTED.

                                PROXY STATEMENT

     The 1997 Annual Meeting of Stockholders of Integon Corporation (the "Company") will be held on May 15, 1997 for the purposes set forth in the accompanying Notice of 1997 Annual Meeting of Stockholders. This statement and the accompanying proxy, which are first being sent to stockholders on or about March 28, 1997, are furnished in connection with the solicitation by the Board of Directors of proxies to be used at such meeting and at any adjournment thereof. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted as specified therein, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. The proxy nevertheless may be revoked prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by executing a later dated proxy, or by attending the meeting and voting in person.

     On March 17, 1997, the record date for the annual meeting, the Company had outstanding 15,736,121 shares of Common Stock, with each share being entitled to one vote, and 1,437,500 shares of $3.875 Convertible Preferred Stock that are convertible into 3,772,966 shares of Common Stock. Holders of the $3.875 Convertible Preferred Stock are not entitled to vote with respect to such shares.

NOMINEES FOR ELECTION AS DIRECTORS

     The Board of Directors currently consists of eight (8) members of whom approximately one-third are to be elected each year for a three-year term. As a result of Mr. Lambie's resignation one vacancy currently exists on the Board of Directors in the class of directors to be elected at the 1998 annual meeting. The Board of Directors has not identified a nominee to fill such vacancy. The vacancy may be filled by the Board of Directors following the annual meeting to serve until the 1998 annual meeting.

     Mr. Jamison, a director whose term expires at this year's annual meeting, will not stand for re-election. On February 13, 1997 the Board of Directors approved a reduction in the number of directors serving on the Company's Board from eight to seven effective as of the date of the Company's annual meeting. As a result of the reduction, only one vacancy will exist on the Board of Directors in the class of directors to be elected at the 1998 annual meeting.

     It is intended that the proxies in the accompanying form will be voted at the 1997 meeting for the election to the Board of Directors of the named nominees: Derek V. Smith, Frederick B. Whittemore and Ronald N. Zebeck. Messrs. Smith, Whittemore and Zebeck currently serve as directors.

     If any nominee should be unable or unwilling to serve, the shares represented by proxies solicited by the Board of Directors will be voted for the election of such other person for the office of director as the Board of Directors may recommend in place of such nominee, provided that no proxy may be voted for more than three nominees. Set forth below is information with respect to Messrs. Smith, Whittemore and Zebeck and the continuing directors on the Board.

DIRECTORS AND NOMINEES

     There is shown below for each continuing director, including Messrs. Smith, Whittemore and Zebeck, as reported to the Company, the name, age and principal occupation; the position, if any, with the Company; the period of service as a director of the Company; other directorships held as of March 15, 1997; and the principal committees of the Board of Directors, if any, on which the directors, including nominees, currently serve.

     Lester L. Coleman (age 54) has been a director of the Company since August 8, 1995. Mr. Coleman is the Executive Vice President and General Counsel of Halliburton Company. Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance and construction companies. Mr. Coleman held various other positions with Halliburton from July 1983 to May 1993, when he was appointed to his current position. Mr. Coleman is a member of the Audit Committee and the Compensation and Personnel Committee of the Company's Board of Directors. Mr. Coleman's term as a director expires in 1999.

     John C Head III (age 48) has been a director of the Company since July 20, 1989, Chairman of the Board since August 15, 1991 and Chief Executive Officer since November 25, 1996. Mr. Head is a Managing Member of Head & Company L.L.C., an investment banking firm specializing in providing advice to insurance companies and related concerns. Mr. Head is also a director of PartnerRe Ltd., FFTW Funds, Inc., and Kiln Capital plc. Mr. Head is a member of the Technology Committee of the Company's Board of Directors. Mr. Head's term as a director expires in 1999.

     John B. McKinnon (age 62) has been a director of the Company since March 24, 1992. Mr. McKinnon is currently a private business advisor. He retired from the Babcock Graduate School of Management at Wake Forest University in Winston-Salem, North Carolina in May 1995, where he had served as Dean since July 1989. Mr. McKinnon is also a director of Premark International, Inc., Ruby Tuesday, Inc., MedCath, Inc., and Morrison Healthcare, Inc. Mr. McKinnon is a member of the Audit Committee and the Compensation and Personnel Committee of the Company's Board of Directors. Mr. McKinnon's term as a director expires in 1998.

     Derek V. Smith (age 42) has been a director of the Company since November 7, 1996. Mr. Smith is the Executive Vice President and Group Executive of Equifax Inc. in charge of the Insurance Group and is a director of Equifax Inc. ("Equifax"). Equifax is a provider of information-based solutions and decision support services that help businesses grant credit, authorize and process credit card and check transactions, insure lives and property, and control healthcare costs. Mr. Smith held various positions with Equifax from 1981 to 1993 when he was appointed to his present position. Mr. Smith is a member of the Audit Committee and the Technology Committee of the Company's Board of Directors.

     Frederick B. Whittemore (age 66) has been a director of the Company since March 24, 1992. Mr. Whittemore has been an advisory director with Morgan Stanley & Co., Inc., an investment banking firm, since 1989 and was a managing director at Morgan Stanley from 1970 to 1989. He also serves as Chairman of several of Morgan Stanley's mutual funds. Mr. Whittemore is also a director of Chesapeake Energy Corporation, PartnerRe Ltd., and Southern Pacific Petroleum Corporation. Mr. Whittemore is a member of the Audit Committee of the Company's Board of Directors.

     Ronald N. Zebeck (age 42) has been a director of the Company since November 7, 1996. Mr. Zebeck is a director, the President and Chief Executive Officer of Metris Companies Inc., a subsidiary of Fingerhut Companies, Inc. ("Metris"). Metris is an information-based direct marketer of consumer credit products, extended service plans, and fee based products and services to moderate income consumers. Before joining Metris, Mr. Zebeck was managing director, GM Card Operations of General Motors Corporation from 1991 to 1993. Mr. Zebeck is also a director of MasterCard U.S. and MasterCard Global. Mr. Zebeck is a member of the Compensation and Personnel Committee and the Technology Committee of the Company's Board of Directors.

     During 1996, the Board of Directors held six meetings and took action by unanimous consent without a meeting four times. Each director attended at least 75% of the total number of meetings held during 1996 while he was a member of the Board, including meetings of committees of which the director was a member.

COMMITTEES

     The business of the Company is managed under the direction of the Board of Directors. The Board has established three principal committees, whose principal functions are briefly described below.

     The Audit Committee is composed of Messrs. Coleman, McKinnon, Smith and Whittemore. The Audit Committee's functions include recommending to the Board of Directors the appointment of independent public accountants, subject to the approval of the stockholders; approving the scope of the annual audit activities of the independent auditors; and evaluating policies and procedures relating to internal controls. The committee met twice during 1996.

     The Compensation and Personnel Committee is composed of Messrs. Coleman, McKinnon and Zebeck. The principal functions of the Compensation and Personnel Committee include evaluating the performance of the Company's executive officers and administering the Integon Corporation Amended and Restated Omnibus

Long-Term Performance Incentive Compensation Plan, as further amended (the "Omnibus Plan") and the Integon Corporation 1992 Stock Option Plan, as amended (the "1992 Stock Option Plan"). The committee held two meetings and took action by unanimous consent twice during 1996.

     The Technology Committee is composed of Messrs. Head, Smith and Zebeck. The principal function of the Technology Committee is to provide assistance to management of the Company relating to the Company's technology strategy and the implementation of significant strategic initiatives. The committee was established in November 1996 and did not meet during the remainder of the year.

EXECUTIVE OFFICERS

     In addition to Mr. Head, the Company's executive officers are as follows:

     Steven C. Andrews (age 44) has been the Executive Vice President and Chief Operating Officer of the Company since October 18, 1994. Mr. Andrews is also a director and the Executive Vice President and Chief Operating Officer of the Company's property and casualty insurance subsidiaries and certain of the Company's other subsidiaries. From March 1987 until October 1994, prior to the acquisition of Integon National Insurance Company (f/k/a Bankers and Shippers Insurance Company) by the Company, Mr. Andrews was a director and Executive Vice President of Bankers and Shippers Insurance Company.

     John C. Beattie (age 50) has been the Vice President-Human Resources of the Company since May 12, 1994. Mr. Beattie is also a director of the Company's property and casualty insurance subsidiaries. Mr. Beattie was a Senior Vice President, Human Resources, for Pershing, a division of Donaldson, Lufkin & Jenrette Securities Corporation, during 1993. From 1986 to 1993, Mr. Beattie served as a Senior Vice President, Human Resources, for C&F Personal Insurance.

     Arthur S. Lyon, Jr. (age 46) has been the Senior Vice President and Chief Marketing Officer of the Company since February 12, 1992. Mr. Lyon has served as the Vice President of Marketing for certain of the property and casualty insurance subsidiaries of the Company's predecessor, which was then named Integon Corporation ("Old Integon") and of the Company since 1986. Mr. Lyon also serves as a director of the Company's property and casualty insurance subsidiaries and certain of the Company's other subsidiaries. Mr. Lyon served as a director of the Company from February 12, 1992 through February 16, 1995.

     Donald F. McKee (age 50) has been the Senior Vice President Finance and Administration of the Company since May 30, 1995 and became the Chief Financial Officer of the Company on September 22, 1995. Mr. McKee also serves as a director and as the Senior Vice President and Chief Financial Officer of the Company's subsidiaries. Mr. McKee was Vice President of Western Union Financial Services, Inc. from November 1994 until May 1995; Vice President, Treasurer and Principal Financial Officer for New Valley Corporation (f/k/a Western Union Corporation) from January 1991 until November 1994; and from December 1989 until January 1991, Mr. McKee served as Vice President, Treasurer of Western Union Corporation. On November 15, 1991, while Mr. McKee was an executive officer of New Valley Corporation, an involuntary petition for bankruptcy was filed against the company. The company emerged from bankruptcy in January 1995 and all creditors were paid principal plus accrued interest on all claims.

     Brian T. Sheekey (age 35) has been the Vice President and Controller of the Company since June 18, 1996. Mr. Sheekey is also a director of the Company's property and casualty insurance subsidiaries. Mr. Sheekey was Treasurer of Riscorp, Inc. from January 1995 to June 1996 and from March 1991 until December 1994, Mr. Sheekey served as Controller of Riscorp, Inc.

     John B. Yorke (age 42) has been the Vice President, Corporate General Counsel and Secretary of the Company since December 18, 1995. Mr. Yorke is also a director and the President of the Company's property and casualty insurance subsidiaries and serves as a director and President of certain of the Company's other subsidiaries. Mr. Yorke was Vice President, General Counsel and Secretary for Worldway Corporation from January 1993 until December 1995, Secretary and Assistant General Counsel from May 1989, having joined Worldway in January 1987 as Assistant General Counsel.

EXECUTIVE COMPENSATION

     Shown below is information concerning the annual compensation for services in all capacities to the Company for the years ended December 31, 1996, December 31, 1995 and December 31, 1994, of those persons who were, (i) the chief executive officer at any time during 1996 and (ii) the other four most highly compensated executive officers of the Company at December 31, 1996 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM COMPENSATION
                                                                  ------------------------
                                                                     AWARDS       PAYOUTS
                                                                  -------------   --------
                                           ANNUAL COMPENSATION     SECURITIES
                                           --------------------    UNDERLYING       LTIP      ALL OTHER
                                            SALARY      BONUS     OPTIONS/SAR'S   PAYOUTS    COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR    ($)(1)        $          (#)(2)        ($)(3)       ($)(4)
   ---------------------------      ----   --------    --------   -------------   --------   ------------
John C Head III...................  1996   $ 62,500(5)       --          --             --           --
  Chairman of the Board and         1995         --          --          --             --           --
  Chief Executive Officer           1994         --          --          --             --           --
James T. Lambie(6)................  1996    325,000          --      43,901             --     $ 46,315
  Director, President and           1995    290,000    $138,000      12,000       $879,135      110,071
  Chief Executive Officer           1994    285,833     100,000      12,000        879,135       13,296
Steven C. Andrews(7)..............  1996    220,833          --      25,786             --       11,135
  Executive Vice President          1995    200,000      90,000      10,000             --       19,548
  and Chief Operating Officer       1994     40,208     165,000      75,000             --        1,294
Donald F. McKee(8)................  1996    214,583          --      25,786             --       52,208
  Senior Vice President,            1995    118,205     110,000      50,000             --      185,722
  Finance and Administration,       1994         --          --          --             --           --
  and Chief Financial Officer
John B. Yorke(9)..................  1996    175,000          --       4,000             --      113,389
  Vice President, Corporate         1995      7,292      20,000      35,000             --           --
  General Counsel and Secretary     1994         --          --          --             --           --
Arthur S. Lyon, Jr................  1996    165,000          --       8,000             --        8,773
  Senior Vice President and         1995    158,333      60,000       9,000        153,849       31,867
  Chief Marketing Officer           1994    153,000      56,000       8,000        153,849        7,958

---------------

(1) Includes amounts deferred under the Integon Employees' Retirement Savings Plan (the "Retirement Savings Plan") at the election of Messrs. Lambie, Andrews, McKee and Lyon of $9,000, $9,000, $9,500, and $9,412, respectively during 1996; $9,000, $9,000, $0 and $9,240, respectively, during 1995;
     $9,000, $2,412, $0 and $9,240, respectively, during 1994. Messrs. Head and Yorke were not eligible to participate in the Retirement Savings Plan in any period included in the table. Mr. McKee was not eligible to participate in the Retirement Savings Plan in 1994 and 1995.
(2) The Company did not award any SARs in fiscal years 1996, 1995, and 1994.
(3) The amounts reported for Messrs. Lambie and Lyon represent awards made under the Integon Corporation Performance Compensation Plan II that vested on December 31, 1994 and December 31, 1995, respectively, and were paid on January 31, 1995 and January 15, 1996. No further amounts will be paid under such plan.
(4) The amounts reported include imputed income for group term life insurance, matching contributions made pursuant to the Retirement Savings Plan by the Company, discretionary profit sharing contributions made pursuant to the Integon Corporation Employee Stock Ownership Plan by the Company and payments made by the Company as a result of a change in the Company's vacation program on behalf of the named executive officers as follows:
     James T. Lambie for 1996: $1,440, $4,500, $4,125, and $0, for 1995: $1,440,
     $4,500, $3,750, and $100,381, for 1994: $1,344, $4,500, $3,375, and $4,077;
     Steven C. Andrews for 1996: $510, $4,500, $4,125, and $0, for 1995: $510,
     $4,500, $3,750, and $10,788, for 1994:

     $88, $1,206, $0, and $0; Donald F. McKee for 1996: $288, $3,375, $3,094,
     and $0, for 1995: $101, $0, $0, and $0; John B. Yorke for 1996: $918, $0,
     $0, and $0; Arthur S. Lyon for 1996: $870, $4,500, $3,403, and $0, for
     1995: $306, $3,966, $3,750, and $23,845, for 1994: $306, $4,277, $3,375,
     and $0. For Mr. Lambie, the amount for 1996 also includes $36,250 for accrued but unused vacation that was paid to Mr. Lambie upon his resignation. For Mr. McKee, the amounts for 1996 and 1995 also include $45,451, and $185,621, respectively for moving expenses paid by the Company. For Mr. Yorke, the amount for 1996 also includes $112,471 for moving expenses paid by the Company. For Mr. Andrews, the amount for 1996 includes $2,000 for Company car adjustment.
(5) Mr. Head became the Chief Executive Officer of the Company on November 25, 1996 after Mr. Lambie's resignation as President and Chief Executive Officer was announced.
(6) The Company announced Mr. Lambie's resignation on November 25, 1996. Mr. Lambie began receiving payments under an Agreement dated November 25, 1996 on December 1, 1996.
(7) Mr. Andrews became the Executive Vice President and Chief Operating Officer of the Company on October 18, 1994 in connection with the Company's acquisition of Bankers and Shippers Insurance Company.
(8) Mr. McKee became the Senior Vice President Finance and Administration of the Company on May 30, 1995 and became the Chief Financial Officer on September 22, 1995.
(9) Mr. Yorke became a Vice President and the Corporate General Counsel and Secretary of the Company on December 18, 1995. The bonus amount reported for Mr. Yorke in 1995 represents an initial employment bonus. Such bonus was paid on January 3, 1996.

STOCK OPTION GRANTS

     The Company has in effect the 1992 Stock Option Plan in which certain officers and other employees (including directors who are also officers or employees) of the Company and its affiliates may participate. The Company also has in effect the Omnibus Plan in which certain key employees and non-employee directors of the Company participate. The table below sets forth the stock options granted to the named executive officers during 1996. None of the options granted to the named executive officers during 1996 were exercisable during 1996. The Company did not grant SARs to any employees during 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                                 ------------------------------------------------------
                                                    PERCENT OF
                                                      TOTAL
                                    NUMBER OF        OPTIONS
                                   SECURITIES       GRANTED TO    EXERCISE
                                   UNDERLYING      EMPLOYEES IN    PRICE     EXPIRATION    ALTERNATIVE TO
             NAME                OPTIONS GRANTED   FISCAL YEAR     ($/SH)       DATE      GRANT DATE VALUE
             ----                ---------------   ------------   --------   ----------   ----------------
John C Head III................           0              --            --          --               --
James T. Lambie................      41,903(1)         13.4%      $18.375     5/16/06         $325,000(3)
Steven C. Andrews..............      25,786(1)          8.2%       18.375     5/16/06          200,000(3)
Donald F. McKee................      25,786(1)          8.2%       18.375     5/16/06          200,000(3)
John B. Yorke..................       4,000(2)          1.3%       20.000     2/29/06           26,045(4)
Arthur S. Lyon, Jr.............       8,000(2)          2.6%       20.000     2/29/06           52,090(4)

---------------

(1) Options granted were granted on May 16, 1996 under the Omnibus Plan. All options granted will become exercisable 9 1/2 years after the date of grant, unless the vesting of such options is accelerated upon the attainment of the "performance goals" set for certain "performance cycles" by the Compensation and Personnel Committee. The options granted during 1996 are eligible for accelerated vesting at the rate of 20% per year provided that the performance goal set for each calendar year is attained. If the goal for a particular calendar year is not attained, 40% of the 20% granted will remain eligible for accelerated vesting for an additional year provided that the performance goal originally set is attained in the next year, and the remaining 60% of the 20% will no longer be eligible for accelerated vesting. The performance goal for 1996 was based on increase in the price of the Company's Common Stock. The performance goal was not met for 1996; therefore, none of the Options granted during 1996 were eligible for accelerated vesting during 1996. Subject to the terms of the applicable option agreement, all options, including options which would otherwise become exercisable because of the passage of time, will cease to be exercisable upon termination of an option holder's employment for "cause" (as defined in the Omnibus Plan). Upon a change in control of the Company, each stock option granted shall become immediately exercisable as to all of the shares of stock covered thereby. In addition, upon a change in ownership (as defined in the Omnibus Plan) each outstanding stock option shall be converted into the right to receive an amount in cash equal to the difference between the change in control price and the per share exercise price of such stock option. The options granted have an exercise price of $18.375 per share, which was equal to the closing stock price on May 16, 1996.
(2) Options granted were granted on February 29, 1996 under the 1992 Stock Option Plan. All options granted become exercisable in 20% increments on each annual anniversary date after the date of the grant. Subject to the terms of the applicable option agreement, all options, including options which would otherwise become exercisable because of the passage of time, will cease to be exercisable upon termination of an option holder's employment for "cause" (as defined in the 1992 Stock Option Plan) and may, at the discretion of the Compensation and Personnel Committee cease to be exercisable in the event of the option holder's bankruptcy. Under certain circumstances, such as a reorganization or change in control of the Company, the Compensation and Personnel Committee may accelerate the exercisability of all or a portion of the outstanding options. The options granted have an exercise price of $20.00 per share, which was equal to the closing stock price on February 29, 1996.
(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions: exercise price is 100% of the fair market value at date of grant; exercise term is ten years; no discounts have been taken for vesting or restrictions; the risk free rate is 6.848% (based on the eight and one-half year Treasury note yield as of the date the options were issued); the volatility factor is 32.8306 (based on two months of daily closing prices); and the dividend yield is 1.959% (based on the preceding twelve months).
(4) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions: exercise price is 100% of the fair market value at date of grant; exercise term is ten years; no discounts have been taken for vesting or restrictions; the risk free rate is 5.740% (based on the five year Treasury note yield as of the date the options were issued); the volatility factor is 32.6246 (based on two months of daily closing prices); and the dividend yield is 1.8% (based on the preceding twelve months).

OPTION EXERCISES AND YEAR-END VALUES

     The table below presents information with respect to the exercisable and unexercisable options to purchase the Company's Common Stock held by the named executive officers as of December 31, 1996 and the value of such unexercised options as of December 31, 1996:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                          FY-END OPTION/SAR VALUES(1)

                                                           NUMBER OF              VALUE OF UNEXERCISED
                                                     SECURITIES UNDERLYING            IN-THE-MONEY
                                                      UNEXERCISED OPTIONS             OPTIONS/SAR'S
                                                           AT FY-END                    AT FY-END
                                                   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                      NAME                                    (#)                        ($)(2)
                      ----                         -------------------------    -------------------------
John C Head III..................................                   --                            --
James T. Lambie..................................       201,000/41,903              $420,000/      0
Steven C. Andrews................................        32,000/78,786                83,750/128,750
Donald F. McKee..................................        10,000/65,786                 6,250/ 25,000
John B. Yorke....................................         7,000/32,000                     0/      0
Arthur S. Lyon, Jr...............................        97,800/45,200               221,125/ 59,500

---------------

(1) No options were exercised by the named executive officers in 1996.
(2) Based on the closing price on The New York Stock Exchange -- Composite Transactions of the Company's Common Stock on December 31, 1996 ($17.75).

LONG-TERM INCENTIVE COMPENSATION

     The table below presents information with respect to long-term incentive compensation awards granted to the named executive officers during 1996 under the Omnibus Plan.

          LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR (1)

                                                                        ESTIMATED FUTURE PAYOUTS UNDER
                                 NUMBER OF        PERFORMANCE OR         NON-STOCK PRICE-BASED PLANS
                              SHARES, UNITS OR     OTHER PERIOD       ----------------------------------
                                   OTHER         UNTIL MATURATION     THRESHOLD     TARGET      MAXIMUM
NAME                             RIGHTS(#)          OR PAYOUT          ($)(2)       ($)(2)       ($)(2)
----                          ----------------   ----------------     ---------     -------     --------
John C Head III.............          --                   --               --           --           --
James T. Lambie.............          --                   --               --           --           --
Steven C. Andrews...........          --                   --               --           --           --
Donald F. McKee.............          --                   --               --           --           --
John B. Yorke...............       8,000             12/31/98          $21,280      $69,333     $138,667
Arthur S. Lyon, Jr..........       8,000             12/31/98           21,280       69,333      138,667

---------------

(1) Only key employees (other than senior executive officers) are eligible to receive unit awards under Article 9 of the Omnibus Plan. The maximum value of a unit award that may be awarded in any calendar year to any participant is $375,000. Within the first 90 days of each fiscal year and prior to granting any units, the Compensation and Personnel Committee establishes an initial dollar value of all units to be awarded in the year and also establishes multipliers applicable to units to be awarded in such fiscal years. Multipliers are numbers used to obtain the dollar value for a particular unit based on annual targeted levels of growth in the Company's net premiums written and combined operating ratio for each of the three years in the measurement period for such unit. The measurement period for a particular unit is the three-year period commencing on the first day of the fiscal year in which such unit is awarded and ending on the last day of the second fiscal year following the fiscal year in which such unit is awarded. At the end of each year in the three-year measurement period, the applicable annual dollar value of a unit (the dollar value resulting from multiplying one-third of the initial dollar value of such unit by the applicable multiplier for such year based on the targets set for the year) is computed. At the end of the measurement period, the final dollar value of the unit is computed by adding together the annual dollar value for each of the three years in the measurement period. A participant who ceases, at any time before the expiration of the measurement period for a unit award, to be a full-time employee of the Company shall forfeit all rights to receive any payment for such award, unless termination of full-time employment results from death, disability or retirement, in which case the total amount of the annual dollar value of outstanding unit awards for the elapsed years in the measurement period and a pro rata portion of the annual dollar value of the year in which such employment ceases will promptly be paid in cash following the expiration of the measurement period. In the event of a proposed dissolution or liquidation of the Company, the Company shall make payments with respect to outstanding unit awards equal to the sum of the annual dollar value of such unit awards for each elapsed year in the measurement period, with no payment for any unexpired year. Upon a change in control of the Company, participants will be entitled to receive, with respect to outstanding unit awards, an amount in cash equal to the sum of the annual dollar value for elapsed years and, for each unexpired year in the measurement period, one-third of the initial dollar value of the unit awards.
(2) The annual dollar value in 1996 for unit awards was $0. Accordingly, Threshold, Target and Maximum represent annual dollar values as determined for 1997 and 1998.

EMPLOYMENT AND COMPENSATION AGREEMENTS

     The Company has entered into a non-qualified, unfunded deferred compensation agreement with Mr. Lyon as part of his employment arrangement with the Company. Pursuant to the agreement, a bookkeeping reserve account was established through salary deferrals. The total amount accrued in the bookkeeping reserve account as of December 31, 1996 was $4,752. The agreement with Mr. Lyon provides for the payment of interest on the portion of his salary deferred to the bookkeeping reserve. The interest rate is reset quarterly and is equal to the "prime rate" charged by Mellon Bank, N.A., plus one quarter of one percent. The agreement with Mr. Lyon specifies dates on which payments of the accrued amounts shall commence. Payments will be made in installments for a ten year period in an amount equal to one-tenth of the balance in the account. If Mr. Lyon dies before the specified date, payments equal to one-tenth of the bookkeeping reserve on the date of death are made to a designated beneficiary, commencing on the date of death.

     If Mr. Lyon is forced to terminate employment due to a permanent total disability and subsequently dies prior to the date on which the annual payments are set to begin, death benefit payments will be made to a designated beneficiary commencing on the date of death. If Mr. Lyon suffers a permanent total disability ending employment but is still alive on the specified date, the full annual payments will begin as scheduled. The agreement also provides that the Company may cease making the designated payments if Mr. Lyon violates the non-compete clause contained in the agreement, or if the employment relationship is terminated for cause in connection with a personal admission or conviction of theft, fraud or embezzlement.

SEVERANCE AGREEMENTS AND POLICY

     On November 25, 1996 the Company entered into an agreement (the "Agreement") with James T. Lambie providing for certain benefits to be paid to Mr. Lambie in connection with his resignation as a director, the Chief Executive Officer and President of the Company. In lieu of any amounts that may have been due to Mr. Lambie under a Severance Agreement dated January 1, 1996 the Company agreed to pay Mr. Lambie $975,000 in accordance with the terms set forth in the Agreement. In addition, the Company agreed to accelerate the vesting of all stock options granted to Mr. Lambie under the 1992 Stock Option Plan. The Company further agreed to amend a deferred compensation agreement Mr. Lambie had with the Company to provide for a payment in full of all benefits accrued under such agreement on September 15, 1997. In addition, the Company agreed to provide long-term disability insurance coverage to Mr. Lambie for a period of three years through conversion of an existing policy to an individual policy. The Company and Mr. Lambie agreed that all other benefits Mr. Lambie may be entitled to receive would be governed by the benefit plan documents in place at the time the Agreement was executed. In connection with his resignation and the execution of the

Agreement, and as consideration for such payments, Mr. Lambie entered into a covenant not to compete with the Company that will expire on September 15, 1998.

     Effective February 13, 1997, the Company entered into severance agreements with each of Messrs. Andrews and McKee, (the agreements superseded the agreements entered into effective January 1, 1996) providing that if such executive is discharged by the Company other than for Cause (as defined therein) before December 31, 1997, the Company shall continue to pay the executive's base salary for a period of eighteen months at the rate in effect just prior to the date of termination. The Company also agreed to pay the executive a targeted bonus amount in cash equal to 100% of the performance award under Article 8 of the Omnibus Plan that would have been payable for the calendar year in which the termination occurs, assuming that the performance goal for the year had been attained at 100%. Such amount would be payable in equal semi-monthly installments over the eighteen month period following the termination date. In addition, for the eighteen month period following termination, the Company agreed that any benefits that may be due to the executive under any benefit plan, program or policy of the Company intended to benefit employees, except other severance pay plans, would continue. If the executive's employment is terminated as a result of a Disability (as defined therein), the Company will continue to pay the executive's salary for a period of twenty-four months following the date of the termination, at the rate in effect just prior to the Disability, less any amounts that may be payable under the Company's disability plan. In the event of a change in control of the Company (as defined therein), either the Company or the executive may terminate the executive's employment within twenty-four months after the change in control, and upon such termination (unless the termination is for Cause) the executive will receive as severance pay and in lieu of any further salary for periods subsequent to the date of termination, an amount in cash equal to the lesser of 1 1/2 times the executive's base salary and any targeted bonus amount (except to the extent the targeted bonus amount has already been paid pursuant to the change in control provisions of the Omnibus Plan) or 2.99 times the executive's "annualized includible compensation for the base period" minus any parachute payment (as defined in Section 280G(d)(1) of the Internal Revenue Code) payable one-third at the time of termination, one-third at the end of the twelve months following the date of termination, and one-third at the end of the eighteen months following the date of termination. In addition, upon a change in control, the Company has agreed to pay the executive the value of the non-compete described below. The value of the non-compete for Messrs. Andrews and McKee has been determined to be $846,150 and $663,600, respectively. Such amounts are payable one-third six months after the date of termination, one-third twelve months after the date of termination and one-third eighteen months after the date of termination. As consideration for such payment in the event of a termination in connection with a change in control, the executive has agreed for a period of eighteen months following his termination that he will not, as an individual, proprietor, partner, joint venturer, shareholder (other than in a publicly traded company provided that the executive does not own more than 3% of the securities of such company), investor, consultant, advisor, broker, director, officer, agent, employee, trustee, beneficiary or in any other capacity whatsoever, directly or indirectly engage in, or participate with any other person or entity to engage in, any business or activity, whether consisting of a single transaction or a series of transactions or continuous activity, similar to or competitive with the primary business or activity in which the Company engages during the term of the agreement; provided, however, that the Company's sole remedy in the event of a breach of the executive's agreement is to be released from making payments under the agreement to the executive. Messrs. Andrews and McKee would have received $562,500 and $562,500, respectively, plus any benefits that the executive may be due under any benefit plans, if the agreements had been in effect and they had been terminated not for Cause at December 31, 1996. If the termination had been in connection with a change in control, Messrs. Andrews and McKee would have received a maximum of $1,521,150 and $1,338,600, respectively, plus any benefit that the executive may be due under any benefit plan.

     Effective February 13, 1997, the Company entered into severance agreements with each of Messrs. Yorke and Lyon providing that if such executive is discharged by the Company other than for Cause (as defined therein) before December 31, 1997, the Company shall continue to pay the executive's base salary for a period of twelve months at the rate in effect just prior to the date of termination. The Company has also agreed to pay the executive a targeted bonus amount in cash equal to 100% of the value of the award under the Annual Incentive Award Plan that would have been payable for the calendar year in which the termination occurs, assuming that the performance goal for the year had been attained at a level of 100%. Such amount would be payable in equal semi-monthly installments over the twelve month period following the termination date. In addition, the Company will continue to pay the executive his base salary for an additional period of six months in the event that the executive is not employed at the end of the twelve month period and the executive is using his best efforts to obtain other employment. If the executive becomes employed during such additional six month period, the executive will be entitled to continue to receive the difference between the severance pay and the base salary of the new job, if any, for the remainder of the six month period. Notwithstanding the foregoing, if the Company determines that the value of the non-compete described below is greater than eighteen months of base salary plus the targeted bonus amount for one year, the Company will pay to the executive the value of the non-compete in lieu of any base salary and the targeted bonus amount. Further, for the twelve month period following termination, the Company agreed that any benefit that may be due to the executive under any benefit plan, program or policy of the Company intended to benefit employees, except other severance pay plans would continue. If the executive's employment is terminated as a result of a Disability (as defined therein), the Company will continue to pay the executive's base salary for a period of twenty-four months following the date of the termination, at the rate in effect just prior to the Disability, less any amount that may be payable under the Company's disability plan. In the event of a change in control of the Company (as defined therein), either the Company or the executive if the executive has Good Reason (as defined therein), may terminate the executive's employment within twenty-four months after the change in control, and upon such termination (unless the termination is for Cause (as defined therein)), the executive will receive as severance pay and in lieu of any further salary for periods subsequent to the date of termination, an amount in cash equal to the executive's base salary for twelve months at the rate in effect just prior to the date of termination, such amount being paid in equal semi-monthly payments over the twelve month period following the date of termination. The Company will also pay to the executive the targeted bonus amount in equal semi-monthly payments over the twelve month period following the date of termination. Further, the Company will pay to the executive for the period ending twelve months after the date of termination any benefit that may be due to the executive under any benefit plan, program or policy of the Company, except other severance pay plans. Further, the Company will pay to the executive an amount in cash equal to any award under the Omnibus Plan that exceeds the maximum award that may be paid out under the Omnibus Plan during any performance period. In addition, the Company will pay the executive up to an additional six months of base salary in the event that the executive is not employed at the end of the twelve month period provided that the executive is using his best efforts to obtain comparable employment. Such payments will be made in equal installments on a semi-monthly basis for up to six months so long as the executive remains unemployed and continues to use his best efforts to obtain comparable employment. If the executive becomes employed during such additional six month period, he will be entitled to continue to receive the difference between the severance pay and the base salary of the new job, if any, for the remainder of the six month period. Notwithstanding the foregoing, if the Company determines that the value of the non-compete described below is greater than the eighteen months of base salary plus the targeted bonus amount for one year, the Company will pay the executive the value of the non-compete in lieu of any base salary and the targeted bonus amount. As consideration for such payments, the executive has agreed for a period of eighteen months following the date of termination that he will not, as an individual, proprietor, partner, joint venturer, shareholder (other than in a publicly traded company provided that the executive does not own more than 3% of the securities of such company), investor, consultant, advisor, broker, director, officer, agent, employee, trustee, beneficiary or in any other capacity whatsoever, directly or indirectly engage in, or participate with any other person or entity to engage in, any business or activity, whether consisting of a single transaction or a series of transactions or continuous activity, similar to or competitive with the primary business or activity in which the Company engages during the term of the agreement; provided, however, that the Company's sole remedy in the event of a breach of the executive's agreement is to be released from making payments under the agreement to the executive. Messrs. Yorke and Lyon would have received a maximum of $350,000 and $338,250, respectively, plus any benefits that the executive may be due under any benefit plan if the agreements had been in effect and if the executives had been terminated not for cause or in connection with a change in control at December 31, 1996, assuming that the value of the non-compete was not greater than eighteen months of base salary plus the targeted bonus amount.

     The Company has a severance pay policy covering its full-time regular employees who are not covered by an employment or other written severance agreement. The policy does not provide severance pay to any employee whose employment terminates: (i) voluntarily, including by retirement, (ii) by reason of death or disability, (iii) as a result of discharge for cause, (iv) in connection with a sale of the Company's assets, if the purchaser of those assets offers him or her employment under certain circumstances or (v) in connection with the discontinuance of an operation of the Company if such operation is assumed by another employer who offers him or her employment under certain circumstances; or to any employee who transfers employment to a subsidiary or affiliate of the Company. Severance pay awards are computed under a schedule that takes into account years of service, position and base salary. Awards under the policy are stated in the form of weeks of base salary. Company officers with a title of Assistant Vice President with less than ten years of service are entitled to receive a minimum of thirteen weeks of severance pay (regardless of years of service) plus up to an additional thirteen weeks of severance pay to the extent the officer remains unemployed, up to a maximum total of twenty-six weeks of severance pay. If the officer has ten years of service or more, the officer is entitled to receive severance based on the number of years of service the officer has with the Company; provided, however, if the number of weeks of severance does not equal at least twenty-six, and the officer remains unemployed at the end of his scheduled severance period, the officer will be entitled to receive additional weeks of severance so that the maximum number of weeks of severance pay equals twenty-six weeks. Any officer with a title of Vice President or higher with less than fifteen years of service is entitled to a minimum of twenty-six weeks of severance pay (regardless of years of service) plus up to an additional twenty-six weeks of severance pay to the extent the officer remains unemployed, up to a maximum of fifty-two weeks of severance pay. If the officer has fifteen years of service or more, the officer is entitled to receive severance based on the number of years of service the officer has with the Company; provided, however, if the number of weeks of severance does not equal at least fifty-two, and the officer remains unemployed at the end of his scheduled severance period, the officer will be entitled to receive additional weeks of severance so that the maximum number of weeks of severance pay equals fifty-two weeks. Position-related awards may be reduced under certain circumstances by base salary received from a subsequent employer. Severance awards to officers are generally paid in equal semi-monthly installments. In addition to severance pay, if the termination of employment is in connection with a change in control, the policy provides for a payment in cash equal to the amount of any unit award under Article 9 of the Omnibus Plan that exceeds the maximum award that may be paid out during any performance period under the Omnibus Plan. Messrs. Andrews, Head, McKee, Lyon, and Yorke are not eligible for severance pay under this policy.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company are not paid any fees or additional compensation for services as members of the Company's Board or any committee thereof. Directors, who are not employees of the Company receive an annual fee of $30,000, all or a portion of which may be paid, at the election of the director, in cash, Common Stock, three-year deferral restricted stock or deferral stock options, except that for 1996, Mr. Head, at his election, received a fee of $1. The Omnibus Plan also provides for an annual award, the day after the annual meeting of stockholders, of 1,650 shares of Common Stock to each nonemployee director, or a lesser prorated amount to reflect service on the Board for less than one full year. If requested, all directors are reimbursed for travel and other related expenses incurred in attending meetings of the Board or committees thereof.

COMPENSATION COMMITTEE REPORT

     Messrs. McKinnon and Whittemore served on the Compensation and Personnel Committee of the Board of Directors until November 7, 1996. The Compensation and Personnel Committee was reconstituted on November 7, 1996 with Messrs. McKinnon, Coleman and Zebeck as its members.

     The Compensation and Personnel Committee of the Board of Directors furnished the following report on executive compensation:

     Pursuant to the recommendations of the Compensation and Personnel Committee of the Board of Directors, the Company has devised and implemented a compensation philosophy that seeks to enhance the value of the Company by closely aligning the financial interests of the Company's senior managers with the interests of the owners of the Company, its stockholders. In pursuit of this goal, the Compensation and Personnel Committee members have relied primarily on their judgment, derived from experience in business and concepts of fair compensation to encourage effective, efficient management, in establishing the Company's compensation program.

SENIOR EXECUTIVE OFFICERS' COMPENSATION

     While the Committee did not use the compensation practices of comparable companies, it used the following two components to determine the compensation of the Company's senior executive officers (Messrs. Lambie, Andrews and McKee) in 1996:

     - Base salary, which the Committee believes is at the average salary levels of comparable publicly held companies, recognizing, however, that limited information is available concerning competitive specialty insurance companies of comparable size; and

     - The Omnibus Plan, which provides for these officers (i) an annual bonus in the form of cash and restricted Common Stock of the Company or all restricted Common Stock, if certain performance targets are met and (ii) grants of stock options equal in value to one hundred percent (100%) of the base salary of the senior executive using the Black-Scholes option pricing model to determine the number of options granted.

     The senior executive officers eligible to participate in this program do not participate in the Annual Incentive Award Plan, the 1992 Stock Option Plan, and are not eligible to receive unit awards granted pursuant to Article 9 of the Omnibus Plan. The Compensation and Personnel Committee meets during the first ninety (90) days of each year to determine the performance targets for the Omnibus Plan and to certify whether the performance targets for the prior year have been met. The performance targets for 1996 were not met and no annual bonus was paid. The stock options that were granted during 1996 were eligible for accelerated vesting if certain performance targets were met. Since such targets for 1996 were not met, none of the options granted in 1996 are currently exercisable.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's Chief Executive Officer or any of the four other most highly compensated executive officers. Qualifying "performance-based" compensation will not be subject to the deduction limit if certain requirements are met. In most cases, the Committee intends to structure the compensation for its senior executive officers so that it qualifies for deductibility under Section 162(m) to the extent feasible. However, the Committee reserves the authority to authorize payments, including salary and bonuses, that may not be deductible if it determines that they are needed to maintain the Company's competitive position. The Company's Annual Incentive Award Plan does not qualify as performance-based compensation. The Company's senior executive officers will only participate in compensation plans designed to meet the Section 162(m) requirements for performance-based compensation.

INTERIM CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The Committee agreed to pay Mr. Head during 1996, as Chief Executive Officer, an annualized salary of $500,000. Such salary will continue through December 31, 1997 regardless of the date during 1997 that a new chief executive officer is appointed by the Board of Directors.

EXECUTIVE OFFICERS' COMPENSATION

     The Compensation and Personnel Committee used the following three components to determine the compensation of the Company's other executive officers in 1996:

     - Base salary, which compensates the executive for performing the daily duties necessary for the successful operation of the Company, determined by taking into account the criteria set forth in the Company's Hay Job Evaluation/Compensation Program. The Hay Job Evaluation/Compensation Program evaluates each job in the Company based on know-how, problem-solving and accountability, producing a rank ordering of the positions within the Company. Salary ranges are then assigned to each position based upon salary surveys conducted locally, nationally, and within the industry by international human resources consulting firms, including the Hay Group, to determine the levels of compensation attributable to similar positions;

     - The Annual Incentive Award Plan, which provides for annual cash payments. Under this plan, an incentive compensation bonus pool is established based on a percentage of total salaries of the officer group, up to 100% of salaries. The percentage of those salaries to be placed into the incentive compensation bonus pool is based on the Company's increase in revenues, increase in net income, and increase in earnings per share over the prior year. The determination of an individual's bonus amount is subjective; however, the Committee does consider the individual officer's performance as well as the Company's actual growth in net premiums written and earnings per share in determining the bonus amount; and

     - Long-term compensation in the form of units granted under Article 9 of the Omnibus Plan and stock options. Through the award of units under the Omnibus Plan, the officer is rewarded for meeting certain growth and profitability objectives. Through the award of stock options, the Company aligns the officers' long-range interests with those of its stockholders by providing the officer with the opportunity to establish a meaningful stake in the Company. The number of units granted to each participant in the Omnibus Plan and the number of stock options granted to each officer is subjective; however an individual's performance, as well as expected future contributions to the success of the Company, is considered in determining the amount of individual awards.

     The Compensation and Personnel Committee meets during the first ninety (90) days of each year to determine the performance targets for the Annual Incentive Award Plan and the performance targets for unit awards under Article 9 of the Omnibus Plan. Stock Options are also generally granted during the first quarter of the year. The Committee generally makes stock option grants annually to communicate the importance of building shareholder value; therefore fewer stock options are awarded on an annual basis compared to the initial grants that a participant may receive, which are designed to provide an incentive for the participant to join and remain in the employment of the Company. The Compensation and Personnel Committee also certifies whether the performance targets for the prior year have been met. The performance targets for 1996 were not met and no bonus was paid under the Annual Incentive Award Plan.

     The Company has approved guidelines concerning target levels of stock ownership for certain officers, as follows: President and Chief Executive Officer, five times annual base salary; Executive Vice President and Chief Operating Officer, four times annual base salary; Senior Vice President Finance and Administration and Chief Financial Officer, four times annual base salary; other senior vice presidents, two and one-half times annual base salary; and other senior officers, two times annual base salary. Stock ownership is calculated taking into account the number of shares beneficially owned by such officer as well as the net value of any vested stock options.

     Executive officers may also participate in the Integon Employee's Retirement Savings Plan and the Integon Corporation Employee Stock Ownership Plan, which include Company contributions to the plans. In addition, other benefit plans generally available to all levels of salaried employees are also available to the executive officer group of the Company.

                                            John B. McKinnon, Chairman
                                            Lester L. Coleman
                                            Ronald N. Zebeck

CERTAIN TRANSACTIONS

  Transactions with Directors, Officers and Affiliates of Head & Company L.L.C.

     Effective as of December 1, 1990, the Company entered into an Investment Advisory Agreement with Head Asset Management L.L.C. ("Head Asset Management"), an affiliate of Head & Company L.L.C. and John C Head III, pursuant to which Head Asset Management manages the Company's investment assets and provides investment advisory related services to the Company and its subsidiaries. The fee paid by the Company to Head Asset Management for services rendered pursuant to the Investment Advisory Agreement is an annual fee at the rate of $1.50 per $1,000 (15 basis points) on the market value of all invested assets managed by Head Asset Management in the Company's portfolio. The fee is payable in quarterly installments in advance. The Investment Advisory Agreement may be terminated upon 90 days' prior written notice by either party. If such agreement is terminated, the Company believes that it could obtain similar services on comparable terms. The Company paid approximately $778,729 in fees under the Investment Advisory Agreement in 1996.

     On March 1, 1996, the Company made an interest-free loan to Mr. Yorke in the amount of $550,000 in connection with his relocation. The loan was repaid in full on August 9, 1996.

     In July 1996, the Company entered into an Information Products Agreement with Equifax Services Inc. for certain products and services. Mr. Smith is the President of Equifax Services Inc. The Company paid approximately $5.0 million for services rendered by Equifax Services Inc. during 1996. The term of the agreement is for two years and will expire on June 30, 1998. Either party may terminate the agreement in the event of a material breach upon 60 days' notice.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor's ("S&P") 500 Stock Index and the Standard & Poor's Property & Casualty Insurance Index. The graph compares the price performance of $100 if invested in the Company's Common Stock with the price performance of $100 if invested in each of the two indexes. The Company's Common Stock began trading publicly on February 7, 1992; therefore, performance has been graphed from that date.

             COMPARISON OF TOTAL RETURN AMONG S&P 500 STOCK INDEX, S&P PROPERTY & CASUALTY INDEX AND INTEGON CORPORATION

         MEASUREMENT PERIOD                INTEGON           S&P 500           S&P P&C
        (FISCAL YEAR COVERED)
02/07/92                                         100.00            100.00            100.00
12/31/92                                         200.00            108.68            123.10
12/31/93                                         137.12            119.63            120.92
12/31/94                                          98.68            121.21            126.84
12/31/95                                         158.69            166.71            171.57
12/31/96                                         139.09            204.95            209.47

Source: Standard & Poor's Compustat Services, Inc.
       Bloomberg

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership, both direct and indirect, reported to the Company as of March 15, 1997 (except as otherwise noted), of Common Stock of the Company including shares as to which a right to acquire ownership exists (for example, through the exercise of certain stock options or conversion of the convertible preferred stock issued by the Company). The information is presented for beneficial owners of more than five percent (5%) of the Company's Common Stock, for each director and nominee, for each named executive officer and for the group comprised of all directors, nominees and executive officers. Other than the directors and executive officers identified herein, no other director or executive officer owned beneficially more than one percent (1%) of the outstanding shares of Common Stock and management knows of no persons other than those identified herein who owned beneficially more than five percent (5%) of the outstanding shares of Common Stock as of March 15, 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

NAME AND ADDRESS                                             NUMBER OF SHARES       PERCENTAGE OF
OF BENEFICIAL OWNER                                         OF COMMON STOCK(1)      COMMON STOCK
-------------------                                         ------------------      -------------
Steven C. Andrews(2)......................................         40,000               *
500 West Fifth Street
Winston-Salem, NC 27152
Lester L. Coleman.........................................          3,836               *
3600 Lincoln Plaza
500 North Akard Street
Dallas, TX 75201
John C Head III(3)........................................        601,802                 3.8%
1330 Avenue of the Americas
12th Floor
New York, NY 10019-5402
Madie Ivy(3)..............................................        601,802                 3.8%
1330 Avenue of the Americas
12th Floor
New York, NY 10019-5402
Charles H. Jamison........................................         64,333               *
161 East Chicago Street
Chicago, IL 60611
Jupiter Industries, Inc.(4)...............................      2,482,546                15.8%
Caremark Towers
2215 Sanders Rd., Suite 385
Northbrook, IL 60062
Jupiter Integon Limited Partnership(4)....................      2,469,077                15.7%
Caremark Towers
2215 Sanders Rd., Suite 385
Northbrook, IL 60062
James T. Lambie(2)........................................        253,036                 1.6%
8 West Third Street
Suite 400
Winston-Salem, NC 27101
Arthur S. Lyon, Jr.(2)....................................        123,500               *
500 West Fifth Street
Winston-Salem, NC 27152

NAME AND ADDRESS                                             NUMBER OF SHARES       PERCENTAGE OF
OF BENEFICIAL OWNER                                         OF COMMON STOCK(1)      COMMON STOCK
-------------------                                         ------------------      -------------
Donald F. McKee(2)........................................         45,000               *
500 West Fifth Street
Winston-Salem, NC 27152
John B. McKinnon(5).......................................         18,883               *
2020 Virginia Road
Winston-Salem, NC 27104
Derek V. Smith(6).........................................            100               *
1525 Windward Concourse
Alpharetta, GA 30202
Thomas W. Smith(7)........................................      1,610,500                10.2%
323 Railroad Avenue
Greenwich, CT 06830
Tiger Management L.L.C.(8)................................      1,466,800                 9.3%
101 Park Avenue
New York, NY 10178
Thomas N. Tryforos(7).....................................      1,212,600                 7.7%
323 Railroad Avenue
Greenwich, CT 06830
Frederick B. Whittemore...................................         15,836               *
1251 Avenue of the Americas
New York, NY 10020
John B. Yorke(2)..........................................          9,800               *
500 West Fifth Street
Winston-Salem, NC 27152
Ronald N. Zebeck(6).......................................              0               *
600 South Highway 169, Suite 1800
St. Louis Park, MN 55426
                                                                ---------                ----
All executive officers and directors as a group (14
  persons)................................................      1,188,926                 7.4%

---------------

 *  Represents less than 1% of the Common Stock.
(1) Except as indicated in the notes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) The amount reported includes options exercisable within 60 days of the stated date that were granted pursuant to the Company's 1992 Stock Option Plan for Messrs. Andrews, Lambie, Lyon, McKee and Yorke in the amount of 32,000, 201,000, 123,000, 10,000 and 7,800 respectively.
(3) Mr. Head and Ms. Ivy are married to each other. Includes 22,312 shares of Common Stock held directly by Mr. Head, 3,551 shares of convertible preferred stock held directly by Mr. Head (which are convertible into 9,320 shares of Common Stock), 18,182 shares of Common Stock held by Ms. Ivy, 3,452 shares of convertible preferred stock held directly by Ms. Ivy (which are convertible into 9,060 shares of Common Stock), 502,505 shares of Common Stock held by a limited partnership of which Mr. Head and Ms. Ivy are the general partners, 3,258 shares of Common Stock held by a limited partnership of which Mr. Head and Ms. Ivy are the general partners of the general partner, 13,812 shares of Common Stock held by a profit sharing plan in which Mr. Head and Ms. Ivy have an interest, 220 shares of Common Stock and 200 shares of convertible preferred stock (which are convertible into 525 shares of Common Stock) for which Ms. Ivy is custodian for their children, 3,974 shares of Common Stock and 1,086 shares of convertible preferred stock (which are convertible into 2,850 shares of Common Stock) owned by trusts for the benefit of their children, 12,970 shares of Common Stock and 1,072 shares of convertible preferred stock (which are convertible into 2,814 shares of Common Stock) through corporations in which Mr. Head and Ms. Ivy have an interest. John C Head III, Madie Ivy and Jupiter Industries, Inc. are parties to an agreement concerning the nomination and election of directors of the Company. Such agreement is terminable at will.
(4) Jupiter Integon Limited Partnership ("Jupiter Partnership") is the direct beneficial owner of 2,469,077 shares of the Common Stock, and Jupiter Industries, Inc. ("Jupiter"), as the general partner of Jupiter Partnership, may be deemed to own beneficially such shares. In addition, Jupiter is the direct beneficial owner of 13,469 shares of the Common Stock. Jupiter Partnership pledged 320,000 shares of the Common Stock to Bank of America Illinois pursuant to a Pledge Agreement dated December 9, 1996, among Jupiter Partnership, Jupiter and Bank of America Illinois. Jupiter, John C Head III and Madie Ivy are parties to an agreement concerning the nomination and election of directors of the Company. Such agreement is terminable at will.
(5) Includes 1,000 shares of convertible preferred stock (which are convertible into 2,625 shares of Common Stock).
(6) Does not include $7,500 worth of Common Stock that each of Mr. Smith and Mr. Zebeck will be entitled to receive under Article 10 of the Company's Omnibus Plan on May 6, 1997.
(7) Thomas W. Smith beneficially owns 1,310,500 shares of the Company's Common Stock in his capacity as general partner of three private investment limited partnerships of which Mr. Smith and Thomas N. Tryforos are general partners, an employee profit sharing plan of which Mr. Smith and Mr. Tryforos are trustees, certain family members of Mr. Smith, trusts for the benefit of certain family members of Mr. Smith and a private charitable foundation established by Mr. Smith (the "Managed Accounts"). In addition, Mr. Smith directly owns 300,000 shares of Common Stock. Mr. Tryforos may be deemed to beneficially own 1,205,000 shares of Common Stock in his capacity as an investment manager for the Managed Accounts. In addition, Mr. Tryforos directly owns 7,600 shares of Common Stock. Mr. Smith has sole voting and investment power with respect to 405,500 shares of Common Stock. Each of Messrs. Smith and Tryforos has shared voting and investment power with respect to 1,205,000 shares of Common Stock.
(8) Each of Tiger Management L.L.C. ("TMLLC"), Tiger Performance L.L.C. ("TPLLC") and Panther Management Company L.P. ("PMCLP") is an investment advisor under Section 203 of the Investment Advisors Act of 1940. Julian H. Robertson, Jr. is the ultimate controlling person of TMLLC, TPLLC and PMCLP. Other persons are known to have the right to receive dividends from, or proceeds from the sale of, the 1,466,800 shares beneficially owned by TMLLC. The interest of one such advisee, the Jaquar Fund N.V., a Netherlands Antilles corporation, is more than a 5% holder of the Common Stock. PMCLP's 81,900 shares are held for the benefit of Panther Partners, L.P., an investment company registered under Section 8 of the Investment Company Act. Information on number of shares owned is taken from the
     Schedule 13G filed on behalf of TMLLC, TPLLC, PMCLP and Mr. Robertson, as received by the Company on February 12, 1997.
(9) The amount reported includes 386,600 options exercisable within 60 days of the stated date that were granted pursuant to the Company's 1992 Stock Option Plan and 10,361 shares of convertible preferred stock that are convertible into 27,194 shares of Common Stock.

SELECTION OF AUDITORS

     The directors of the Company have selected the firm of Deloitte & Touche LLP as the auditors of the Company subject to the approval of the stockholders. Deloitte & Touche LLP has acted for the Company as auditors since August 1990.

     Before the Audit Committee recommended to the full Board the appointment of Deloitte & Touche LLP, it carefully considered the qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing.

     Representatives of Deloitte & Touche LLP are expected to be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act ("Section 16(a)") requires the Company's officers and directors, and persons who may be deemed to own beneficially more than ten percent of the Common Stock of the Company to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for 1996, the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1996.

VOTE REQUIRED

     To be elected as a director, each nominee must receive the favorable vote of a plurality of the shares represented and entitled to be voted at the meeting. Stockholders have three choices on the proxy/voting instruction card (the "proxy card") with respect to the election of directors. By checking the appropriate box on the proxy card a stockholder may: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified in the appropriate space. Concerning the ratification of the appointment of auditors, by checking the appropriate box on the proxy card you may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on the item. If no box on the proxy card is checked, the shares will be voted in accordance with the recommendations of the Board of Directors.

     The vote occurring at the meeting will be overseen by an inspector. The inspector's duties include determining the number of shares represented at the meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, regardless of which voting option listed above those stockholders exercise, will be counted for purposes of determining the minimum number of affirmative votes required for the election of directors and for the ratification of appointment of auditors. Abstentions and "non-votes" will be counted as present in determining the existence of a quorum. As directors are elected by a plurality of the shares represented and entitled to be voted, the election of directors will not be affected by votes that are withheld. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

OTHER MATTERS

     The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies solely by mail.

     The Board of Directors is not aware of any other matters which may be presented at the meeting. In the event of a vote on any matters other than those referred to in the accompanying Notice of 1997 Annual Meeting of Stockholders, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

     UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER OF RECORD ON MARCH 17, 1997, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 (EXCLUDING EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE SUPPLIED WITHOUT CHARGE. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, INTEGON CORPORATION, 500 WEST FIFTH STREET, WINSTON-SALEM, NORTH CAROLINA 27152.

1998 STOCKHOLDER PROPOSALS

     To be eligible for inclusion in the Company's proxy statement, stockholder proposals for the 1998 Annual Meeting of Stockholders must be received at the Company's corporate office, 500 West Fifth Street, Winston-Salem, North Carolina 27152 Attention: Corporate Secretary, on or before November 28, 1997.

                                                                     APPENDIX A

                                                                        7568

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

        This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholders(s). If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

------------------------------------------------------------------------------
        The Board of Directors recommends a vote for Proposals 1 and 2.
------------------------------------------------------------------------------


1. Election of Directors (See Reverse)

                        [ ]  FOR    [ ] WITHHELD FOR ALL

To withhold authority to vote for any nominee(s), mark the "FOR" box and write the name of each such nominee on the line provided below.

-------------------------------------------------------------------------------

2. Appointment of Deloitte & Touche LLP as Company's independent auditors.

                   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.







                                    ------------------------------------------
                                    SIGNATURE                             DATE


                                    -------------------------------------------
                                    SIGNATURE (IF JOINTLY HELD)            DATE


Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


------------------------------------------------------------------------------
                              FOLD AND DETACH HERE





                                   P R O X Y

INTEGON CORPORATION
WINSTON-SALEM, NORTH CAROLINA                    PROXY/VOTING INSTRUCTION CARD
------------------------------------------------------------------------------

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 15, 1997.

        The undersigned hereby appoints John C Head III or John B. McKinnon, the attorneys and agents of the undersigned, each with powers of substitution, as proxies for the undersigned to vote all Common Stock the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Integon Corporation called to be held at the Integon Towers, 500 W. 5th Street, Winston-Salem, North Carolina at 9:00 A.M., Thursday, May 15, 1997, and at any adjournment thereof, in the manner indicated on the reverse side of this proxy, and upon such other business as may lawfully come before the meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEM 2 AS INDICATED ON THE REVERSE SIDE HEREOF.

Election of three (3) Directors,

    Nominees:  Derek V. Smith, Frederick B. Whittemore and Ronald N. Zebeck

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED TO NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                                              ---------------
                                                              SEE REVERSE SIDE
                                                              ---------------

------------------------------------------------------------------------------
                              FOLD AND DETACH HERE